Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF MINNESOTA

THIRD DIVISION

IN RE:
Chapter 11
MESABA AVIATION, INC.	Bky. No. 05-39258
DBA MESABA AIRLINES,

DEBTOR.

PLAN OF REORGANIZATION OF DEBTOR

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DATED JANUARY 22, 2007

MICHAEL L. MEYER, ESQ.
RAVICH MEYER KIRKMAN
McGRATH & NAUMAN,
A PROFESSIONAL ASSOCIATION
4545 IDS CENTER
80 SOUTH EIGHTH STREET
MINNEAPOLIS, MN 55402
TELEPHONE: (612) 332-8511

ATTORNEYS FOR DEBTOR

Mesaba Aviation, Inc., dba Mesaba Airlines, debtor and debtor-in-possession in the above-captioned Chapter 11 case (“Debtor”), proposes the following plan of reorganization (the “Plan”) for the resolution of the Debtor’s outstanding Claims and Equity Interests.  All attachments to the Plan are incorporated in the Plan by reference, and are an integral part of the Plan as though fully set forth herein.  All creditors and other parties-in-interest should refer to the Disclosure Statement for a discussion of the Debtor’s history, business, properties, results of operations, events leading up to the contemplated restructuring, financial projections for future operations, and for a summary and analysis of the Plan and certain related matters.

All holders of Claims against, and Equity Interests in, the Debtor are encouraged to read the Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject the Plan.

Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Section 13.1 of this Plan, the Debtor expressly reserves the right to alter, amend, or modify the Plan one or more times before its substantial consummation.

SECTION 1

DEFINITIONS AND RULES OF INTERPRETATION

For purposes of the Plan, (i) any reference in the Plan to an existing document or exhibit filed or to be filed means that document or exhibit as it may have been or may be amended, supplemented, or otherwise modified; (ii) unless otherwise specified, all references in the Plan to sections, articles, and exhibits are references to sections, articles, or exhibits of the Plan; (iii) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety and not to any particular portion of the Plan; (iv) captions and headings contained in the Plan are inserted for convenience and reference only, and are not intended to be part of or to affect the interpretation of the Plan; (v) wherever appropriate from the context, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; and (vi) the rules of construction outlined in Bankruptcy Code section 102 and in the Bankruptcy Rules apply to the Plan.

As used in this Plan, the following terms have the meanings specified below:

1.1          Administrative Claim.  A Claim, cause of action, right, or other liability, or the portion thereof, that is allowable under Section 503(b) of the Bankruptcy Code and entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) fees payable under 28 U.S.C. § 1930; (b) actual and necessary costs and expenses incurred after the Petition Date and in the ordinary course of the Debtor’s business, except Preserved Ordinary Course Administrative Expense Claims; (c) all Claims for Professional Fees; (d) Cure Claims; (e) the EIP and (f) the Claim Replacement Bonus.

1.2          Administrative Claim Bar Date.  The deadline for the filing of Administrative Claims (except Claims for Professional Fees, Cure Claims, Preserved Ordinary Course Administrative Claims, and any other Administrative Claims specifically Allowed under the Plan), which shall be 30 days after the Effective Date.

1.3          Administrative Expense Reserve.  The segregated bank account in the name of Reorganized Debtor to be established by the Debtor in accordance with Section 5.5.6 of the Plan.

1.4          Affiliate.  Any Person within the definition set forth in Section 101(2) of the Bankruptcy Code.

1.5          Allowance Date.  With respect to (a) a Disputed Claim, the date on which such Disputed Claim becomes an Allowed Claim by Final Order; (b) a Claim Allowed by Final Order, the date on which such Claim becomes an Allowed Claim under the Final Order; and (c) any other Claim, the date on which such Claim becomes an Allowed Claim in accordance with the Plan.

1.6          Allowed Claim or Allowed Equity Interest.  With respect to any Claim against, or Equity Interest in, the Debtor: (a) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed filed on or before the Bar Date, Administrative Claim Bar Date, Rejection Damage Claim Bar Date or the Professional Fee Bar Date, as applicable, for filing proofs of claim or equity interest or requests for payment for Claims of such type against the Debtor or, in the case of a Cure Claim, failure to file a Proof of Cure Claim by the Cure Claim Bar Date; (b) if no proof of claim or equity interest is filed, which has been or is ever listed by the Debtor in the Schedules as liquidated in amount and not disputed or contingent; or (c) a Claim or Equity Interest that is allowed pursuant to the terms of the Plan and, in the case of (a), (b) or (c), a Claim or Equity Interest as to which no objection to its allowance has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. If a Claim becomes Allowed by virtue of an Order of the Bankruptcy Court, it shall be deemed Allowed upon the order becoming a Final Order.  For purposes of determining the amount of an Allowed Claim (other than a Claim specifically allowed under the Plan), there shall be deducted therefrom an amount equal to the amount of any claim or debt that the Debtor may hold against the Creditor under 11 U.S.C. §553.

1.7          Allowed […] Claim.  An Allowed Claim in the particular Class or category specified.

1.8          Allowed Class 5 Equity Interest.  The Allowed Equity Interest in Class 5 of this Plan.

1.9          Available Cash.  Trust Cash less (i) any Trust Cash held in Trust Reserves and (ii) Trust Cash that is Cash Collateral.

1.10        Avoidance Actions.  All statutory causes of action preserved for the Estate under Sections 506, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code.

1.11        Ballot.  The form of ballot or ballots distributed with the Disclosure Statement to holders of Claims entitled to vote on the Plan on which an acceptance or rejection of the Plan is to be indicated.

1.12        Bankruptcy Code.  Title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended from time to time prior to October 17, 2005 and as applicable to the Chapter 11 Case.

1.13        Bankruptcy Court.  The United States District Court for the District of Minnesota having jurisdiction over the Chapter 11 Case or, in the event that court ceases to exercise jurisdiction over the Bankruptcy Case, such court that may have jurisdiction over the reorganization of the Debtor under chapter 11 of the Bankruptcy Code.

1.14        Bankruptcy Rules.  Collectively, the Federal Rules of Bankruptcy Procedure as promulgated under 28 U.S.C. § 2075 and any Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Case.

1.15        Bar Date.  The date or dates fixed by the Bankruptcy Court by which Persons asserting a Claim against the Debtor (except Administrative Claims, Preserved Ordinary Course Administrative Claims, Cure Claims, Claims for Professional Fees, Rejection Damage Claims and those Claims specifically Allowed under the Plan) must file a proof of claim or be forever barred from asserting a Claim against the Debtor or any property comprising the Estate, from voting on the Plan, and sharing in Distributions under the Plan.  The Bar Date for non-governmental Claims was February 28, 2006, and the Bar Date for Claims of governmental units was April 11, 2006.

1.16        Beneficial Interests.  The beneficial interests in the Trust Assets that shall be allocated to the Beneficiaries pursuant to Article 7 of the Trust Agreement.

1.17        Beneficiary.  A Person holding a Beneficial Interest under the Trust.

1.18        Business Day.  Any day other than a Saturday, Sunday, or legal holiday, as defined in Bankruptcy Rule 9006(a).

1.19        Buyer.  Northwest Airlines, Inc., a Minnesota corporation, or its assignee.

1.20        Cash.  Legal tender of the United States of America and equivalents thereof, including readily marketable direct obligations of the United States of America, certificates of deposit issued by a federally insured bank,  money market accounts of federally insured banks, currency, checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks, money orders, negotiable instruments, letters of credit, and wire transfers of immediately available funds.

1.21        Cash Collateral.  Has the meaning prescribed in 11 U.S.C. § 363(a).

1.22        Chapter 11 Activities.  Is defined in Section 10.5.

1.23        Chapter 11 Case.  The case under chapter 11 of the Bankruptcy Code in which Debtor is Debtor and Debtor-in-Possession, pending before the Bankruptcy Court, bearing bankruptcy case number 05-39258.

1.24        Claim.  A claim against a Person or its property as defined in Section 101(5) of the Bankruptcy Code, including, without limitation: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, mature, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured arising at any time before the Effective Date and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

1.25        Claim Replacement Bonus.  Debtor’s bonus plan in the aggregate sum of not more than $911,210 for Debtor’s management personnel (other than officers) payable to such employees remaining on Debtor’s payroll on the Effective Date.

1.26        Class.  A category of holders of Claims or Equity Interests which are substantially similar in nature to the Claims or Equity Interests of other holders placed in such category, as designated in Section 3 of the Plan.

1.27        Class 4 Beneficial Interest.  Any Beneficial Interest to be allocated to holders of General Unsecured Claims pursuant to the Trust Agreement.

1.28        Class 5 Beneficial Interest.  The Beneficial Interest to be allocated to MAIR on account of its Allowed Class 5 Equity Interest pursuant to the Trust Agreement.

1.29        Closing.  The closing of the transactions contemplated under Section 5 of the Plan.

1.30        Closing Date.  The date on which the Closing is concluded.

1.31        Closing Item.  The (collectively, “Closing Items” and each individually a “Closing Item Category”): (i) Claim Replacement Bonus in the maximum amount of $911,210, (ii) Exit Incentive Plan in the maximum amount of $1,088,790, (iii) unpaid Administrative Claims related to rejected executory contracts or unexpired leases in the maximum amount of $25,000, (iv) Professional Fees in the maximum amount of $900,000, (v) Professional Fees related to incentive compensation for the Committee’s financial advisors in the maximum amount of $3,000,000, (vi) DIP termination fee in the maximum amount of $360,000 and (vii) Cure Amounts in the maximum amount of $4,500,000 if and only if Buyer provides to the Debtor the notice specified in section 4.10 of the Stock Purchase Agreement.

1.32        Closing Item Estimate.  The estimate of the Closing Items, as defined in Section 5.5.6 of the Plan.

1.33        Collateral.  Any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim, to the extent such Lien is not subject to avoidance under the Bankruptcy Code, disallowance under Section 506 of the Bankruptcy Code, or that is otherwise invalid or unenforceable under the Bankruptcy Code or applicable state law.

1.34        Committee.  The Official Committee of Unsecured Creditors, appointed by the United States Trustee in the Chapter 11 Case in accordance with Section 1102(a)(1) of the Bankruptcy Code, as may be reconstituted from time to time.

1.35        Confirmation Date.  The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case within the meaning of Bankruptcy Rules 5003 and 9021.

1.36        Confirmation Hearing.  The hearing or hearings held by the Bankruptcy Court to consider confirmation of the Plan under Section 1129 of the Bankruptcy Code, as such hearing may be adjourned from time to time.

1.37        Confirmation Order.  The order of the Bankruptcy Court confirming the Plan in accordance with the Bankruptcy Code.

1.38        Contingent Claim.  Any Claim (a) that was listed by the Debtor in the Schedules as unliquidated or contingent and for which no proof of claim was filed in the Chapter 11 Case or (b) for which a proof of claim has been filed with the Bankruptcy Court that: (i) was not filed in a sum certain, or that has not accrued and is dependent on a future event that has not occurred and may never occur, and (ii) has not been Allowed on or before the Effective Date, or such other date as the Bankruptcy Court may establish.

1.39        Contractual Default Rate.  The interest rate applicable to any Allowed Class 4 Claim as provided in any Contractual Default Rate Documentation or, in the event of an objection or dispute regarding the Contractual Default Rate applicable to a particular Class 4 Claim, in a Final Order resolving such dispute.

1.40        Contractual Default Rate Bar Date.  The date that is five (5) days before the Confirmation Hearing, or such other date that may be established by the Bankruptcy Court.

1.41        Contractual Default Rate Documentation.  Documentation, including, but not limited to, any contract between the Debtor and any holder of an Allowed Class 4 Claim, establishing a rate of interest to be applied to balances owing under such contract or agreement in the event of the Debtor’s default thereunder.

1.42        Creditor.  Any Person within the definition in Section 101(10) of the Bankruptcy Code.

1.43        Cure.   The payment of Cash, or such other property as may be agreed on by the parties (including, before the Effective Date, the Debtor with the consent of Buyer and, after the Effective Date, the Reorganized Debtor) or ordered by the Bankruptcy Court, in an amount required to cure defaults necessary to assume or assume and assign an executory contract or unexpired lease of nonresidential real property, in accordance with Section 365(b) of the Bankruptcy Code as determined by the Bankruptcy Court or pursuant to an agreement between the Debtor, with the consent of Buyer, or the Reorganized Debtor after the Effective Date, as the case may be, and the other party or parties to the subject contract.

1.44        Cure Amount.  The amount necessary to accomplish any Cure.

1.45        Cure Claim.  A Claim for any Cure Amount.

1.46        Cure Claim Bar Date.  The date established by a Final Order of the Bankruptcy Court by which any Proof of Cure Claim must be filed before the Bankruptcy Court and served upon on the Debtor, the Committee, MAIR, and the Buyer.

1.47        Cure Claim Objection.  An objection to a Cure Claim filed by the Debtor, the Committee, MAIR, the Liquidating Trustee or the Buyer.

1.48        Cure Claim Objection Deadline.  The date that is thirty (30) days after the Effective Date.

1.49        D&O Policy.  Any directors and officers liability insurance policy or any errors and omissions policy applicable to directors and officers of Debtor.

1.50        Debt Instrument.  A debenture, bond, promissory note, note or other instrument or document evidencing any payment obligation of the Debtor.

1.51        Debtor.  Is defined in the Preamble.

1.52        Debtor’s Cash.  All of the Cash of the Debtor on the Effective Date , including the Letters of Credit.

1.53        DIP Facility.  The debtor-in-possession financing facility between Debtor and Marathon Structured Finance Fund, L.P. approved by the Bankruptcy Court pursuant to the DIP Financing Order.

1.54        DIP Financing Order.  The order of the Bankruptcy Court approving and authorizing the terms of the DIP Facility.

1.55        DIP Lender.  Marathon Structured Finance Fund, L.P.

1.56        Disclosure Statement.  The written disclosure statement relating to the Plan including, without limitation, all exhibits and schedules to such disclosure statement, in the form approved by the Bankruptcy Court under Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

1.57        Disputed Claim.  Any Claim: (a) that is listed in the Schedules as unliquidated, disputed, or contingent, irrespective of the amount scheduled; (b) for which a proof of claim has not been filed or deemed to have been filed under applicable law; (c) as to which the Debtor or any other party-in-interest has interposed a timely objection or request for estimation, or has sought to equitably subordinate or otherwise limit recovery in accordance with the Bankruptcy Code and the Bankruptcy Rules, or which is otherwise disputed by the Debtor or any other party-in-interest in accordance with applicable law, such objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by a Final Order; (d) that is a Contingent Claim; and (e) with respect to an Administrative Claim, as to which an objection has been or is filed in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection has not been withdrawn or determined by a Final Order.  For the purposes of the Plan, a Claim is a Disputed Claim prior to any objection to the extent that (i) the amount of a Claim specified in a proof of claim or proof of interest exceeds the amount of any corresponding Claim scheduled by the Debtor in the Schedules or (ii) no corresponding Claim has been scheduled by the Debtor in the Schedules.

1.58        Disputed […] Claim.  A Disputed Claim in the particular Class or category specified.

1.59        Distribution.  A distribution of Available Cash or non-Cash consideration to the Beneficiaries under the Trust Agreement.

1.60        Distribution Date. The date or dates on which the Liquidating Trustee makes a Distribution to the holders of Allowed Priority Unsecured Tax Claims, Class 1 Claims, Class 2 Claims, or Class 3 Claims or the holders of Beneficial Interests in the Trust.

1.61        Distribution Record Date.  The Effective Date.

1.62        Effective Date.  The later of: (a) the first Business Day following the tenth day (as calculated under Bankruptcy Rule 9006(a)) after the Confirmation Date and on which no stay of the Confirmation Order is in effect and (b) the Business Day on which all of the conditions to effectiveness set forth in the Plan have been satisfied or waived as provided in the Plan.

1.63        EIP.  Debtor’s Exit Incentive Plan in the aggregate sum of not more than $1,088,790 (subject to the limitations set forth in Section 2.11 of the Plan), which is a bonus plan payable to Debtor’s five executive officers who remain employed by Debtor on the Effective Date.

1.64        EIP Balance.  Is defined in Section 2.11 of the Plan.

1.65        Equity Interest.  Any issued, unissued, authorized or outstanding capital stock, and any other equity security (as defined in 11 U.S.C. § 101(16)) in the Debtor and any and all (i) shares, (ii) securities, options, warrants, rights, calls, subscriptions, agreements, commitments or understandings of any nature whatsoever, fixed or contingent, that directly or indirectly (A) call for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock of the Debtor or any securities convertible into, or other rights to acquire, any shares of capital stock of the Debtor, (B) obligate the Debtor to grant, offer or enter into any of the foregoing or (C) relate to the voting or control of such capital stock, securities or rights, and (iii) “phantom stock,” stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of any class or series of capital stock of the Debtor.

1.66        Equity Related Claim.  Any Claim arising from the rescission of a purchase or sale of an Equity Interest, or for damages arising from the purchase or sale of an Equity Interest, or any Claim by any Person that asserts equitable or contractual rights of reimbursement, contribution, or indemnification arising from such Claim, including any Claim that has been or may be asserted against the Debtor and their officers and/or directors asserting violations of federal securities laws including, without limitation, actions under Sections 11 and 15 of the Securities Act and Sections 10(b) and 20 of the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act by the SEC, and any applicable non-federal law.

1.67        Estate.  The bankruptcy estate of the Debtor and all Estate Property comprising the bankruptcy estate within the meaning of 11 U.S.C. § 541.

1.68        Estate Cash.  All amounts (i) received on account of the Mesaba Allowed Claim, whether through sale, assignment, distribution or otherwise and (ii) payable by Northwest Airlines, Inc., under Section 1.1(c) of the Stock Purchase Agreement (if any).

1.69        Estate Property.  All right, title, and interest in and to any and all property of every kind or nature owned by the Debtor or comprising its Estate on the Effective Date, except any Excluded Asset.

1.70        Exchange Act.  The Securities Exchange Act of 1934, as amended, and the regulations promulgated under that act.

1.71        Excluded Asset.  The property and assets defined as “Excluded Assets” under the Stock Purchase Agreement.

1.72        Final Distribution Date.  The Distribution Date on which the Liquidating Trustee distributes the remaining proceeds of the Trust Assets pursuant to the Trust Agreement.

1.73        Final Order.  An order or judgment: (a) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired; (b) as to which any right to appeal, petition for certiorari, reargue, or request a rehearing has been waived in writing in form and substance satisfactory to the Debtor or Reorganized Debtor and Buyer; or (c) in the event an appeal, writ of certiorari, or motion for reargument or rehearing has been filed, such judgment or order has not been reversed, modified, stayed, or amended; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order does not prevent such order from being a Final Order.

1.74        Forward Contract.  Shall have the definition contained in Section 1.1(b) of the Stock Purchase Agreement.

1.75        GAAP.  Means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or in such other statements by such other entity as approved by a significant segment of the accounting profession which are in effect in the United States).

1.76        General Unsecured Claim.  Any Unsecured Claim, including any Unsecured Deficiency Claim, if any, that is not a: (a) Secured Claim; (b) Administrative Claim; (c) Preserved Ordinary Course Administrative Claim; (d) Priority Unsecured Tax Claim; (e) Priority Claim.

1.77        Initial Distribution Date.  The date on which initial Distributions are made to holders of Allowed Priority Unsecured Tax Claims, Class 1 Claims, Class 2 Claims, Class 3 Claims or holders of Beneficial Interests in accordance with the Trust Agreement.

1.78        IRS.  The United States Internal Revenue Service.

1.79        Letters of Credit.  The following letters of credit:  (a) the letter of credit issued by Wells Fargo Bank NA for the benefit of the City of St. Louis, MO in the amount of $50,000; (b) the letter of credit issued by Wells Fargo Bank NA for the benefit of AIG Aviation in the amount of $3.5 million; (c) the letter of credit issued by Wells Fargo Bank NA for the benefit of Wells Fargo Commercial Card in the amount of $50,000; (d) the letter of credit issued by Wells Fargo Bank NA for the benefit of Western Surety Company in the amount of $50,000; (e) the letter of credit issued by Wells Fargo Bank NA for the benefit of Western Surety Company in the amount of $100,000; (f) the letter of credit issued by LaSalle Bank NA for the benefit of LaSalle Commercial Credit in the amount of $50,000; and (g) any replacements to the foregoing obtained by Debtor before the Effective Date.

1.80        Lien.  A lien, security interest, or other interest or encumbrance as defined in Section 101(37) of the Bankruptcy Code asserted against any Estate Property, except a lien that has been avoided in accordance with Sections 544, 545, 546, 547, 548, or 549 of the Bankruptcy Code or applicable law.

1.81        Liquidating Trustee.  The Person (and any successor) appointed to serve as the liquidating trustee under the Trust Agreement.

1.82        Litigation Claims.  Those claims and counterclaims asserted by MAIR and the Committee in that certain adversary proceeding in the Chapter 11 Case entitled MAIR Holdings, Inc. v. Mesaba Aviation, Inc. dba Mesaba Airlines and the Official Committee of Unsecured Creditors of Mesaba Aviation, Inc. Adv. P. No. 06-03431.

1.83        MAIR.  MAIR Holdings, Inc., a Minnesota corporation.

1.84        MAIR Claim.  The Claims, asserted in the proof of claim filed by MAIR against the Estate on February 27, 2006 in the amount of $55,226,187.00.

1.85        Maximum Buyer Funding.  Is defined in Section 5.5.6 of the Plan.

1.86        Mesaba Allowed Claim.   The Allowed General Unsecured Claim to be granted to the Debtor in the NWA Bankruptcy Case under the terms of the form of order attached to the Stock Purchase Agreement as Exhibit B.

1.87        Miscellaneous Secured Claim.  Any Secured Claim that is not a Secured Tax Claim or a Secured Claim held by the DIP Lender.

1.88        Miscellaneous Secured Claim Schedule.  The schedule of Miscellaneous Secured Claims to be filed pursuant to Section 3.2.3 of the Plan, as may be amended or modified from time to time prior to the Disclosure Hearing, which schedule shall be filed as a Plan Document.

1.89        New Common Stock.  The 1000 shares of common stock, $0.01 par value per share, in the Reorganized Debtor to be issued to Buyer under the Plan and to be authorized under the articles of incorporation to be filed with the Minnesota Secretary of State as of the Effective Date, as further described in Section 5.1.3 of the Plan.

1.90        NWA Bankruptcy Case.  The chapter 11 case filed by Northwest Airlines, Inc., and its affiliated debtors in the United States Bankruptcy Court for the Southern District of New York, bearing bankruptcy case no. 05-17930 (ALG).

1.91        NWA Claim.  The claim filed by Northwest Airlines, Inc. against the Estate on  February 28, 2006 in the amount of $10,704,410.

1.92        Oversight Committee.  The Oversight Committee as may be appointed and reconstituted, from time to time, under the Trust Agreement.

1.93        Person.  Any individual, natural person, corporation, partnership (limited, general, or otherwise), joint venture, association, joint-stock company, trust, unincorporated association or organization, governmental agency or associated political subdivision, and any other legal entity.

1.94        Petition Date.  October 13, 2005.

1.95        Plan.  This Plan of Reorganization of Debtor under Chapter 11 of the Bankruptcy Code dated January 22, 2007, as it may be amended, supplemented or modified from time to time, including all its annexed exhibits and schedules.

1.96        Plan Documents.  The Miscellaneous Secured Claim Schedule, Priority Unsecured Tax Claim Schedule, Secured Tax Claim Schedule, and any other documents or schedules designated by the Debtor in connection with the Plan.

1.97        Preserved Ordinary Course Administrative Claim.  Administrative Claims to the extent that such Claims constitute Assumed Liabilities under the terms of the Stock Purchase Agreement.

1.98        Priority Claim.  Any Unsecured Claim (or portion of such Claim) entitled to priority under Sections 507(a)(2-7) and 507(a)(9) of the Bankruptcy Code.

1.99        Priority/Secured Claim Reserve.  The reserve of Trust Cash to be established by the Liquidating Trustee pursuant to the Trust Agreement for the payment of Allowed Priority Unsecured Tax Claims, Class 1 Claims, Class 2 Claims and Class 3 Claims.

1.100      Priority Unsecured Tax Claim.  Any Unsecured Claim (or portion of such Claim) of a governmental unit entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

1.101      Priority Unsecured Tax Claim Schedule.  The schedule of Priority Unsecured Tax Claims to be filed pursuant to 2.6 of the Plan, as may be amended or modified from time to time prior to the Disclosure Hearing, which schedule shall be filed as a Plan Document.

1.102      Professionals.  Those Persons (a) employed in accordance with an order of the Bankruptcy Court under Sections 327 or 1103 of the Bankruptcy Code and to be compensated for services under Sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court under Section 503(b) of the Bankruptcy Code.

1.103      Professional Fee Bar Date.  The date by which all applications for payment of Professional Fees, must be filed with the Bankruptcy Court in accordance with Section 2.4 of the Plan.

1.104      Professional Fees.  The Administrative Claims of Professionals for compensation and reimbursement of expenses submitted in accordance with Sections 328, 330, 331, or 503(b) of the Bankruptcy Code.

1.105      Proof of Cure Claim.  Documentary evidence establishing the right of any party to an assumed executory contract or unexpired lease to receive a Cure Amount other than the Cure Amount related to such contract set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases.

1.106      Pro Rata.  As to a holder of a particular Claim, the ratio that the amount of such Claim held by such Creditor bears to the aggregate amount of all Claims in the particular Class or category of Claims to which such holder’s Claim has been designated under the Plan.  Such ratio shall be calculated as if all Claims in the particular Class or category asserted against the Debtor are Allowed Claims as of the Effective Date, unless otherwise specifically provided for in the Plan.

1.107      Reclamation Claims.  Claims arising pursuant to Section 546(c)(2) of the Bankruptcy Code.

1.108      Registrar.  Initially the Liquidating Trustee and thereafter any registrar appointed by the Liquidating Trustee pursuant to the terms of the Trust Agreement.

1.109      Rejection Damage Claim.  A Claim arising from the rejection of an executory contract or unexpired lease of non-residential real property under Section 365 of the Bankruptcy Code.

1.110      Rejection Damage Claim Bar Date.  The applicable date as set forth in Section 6.6 of the Plan.

1.111      Reorganized Debtor.  Debtor as reorganized pursuant to the Plan existing on and after the Effective Date, or any successor to the Reorganized Debtor by merger, consolidation, stock purchase or otherwise.

1.112      Reserved Beneficial Interest.  A Beneficial Interest that has been reserved pursuant to the Trust Agreement.

1.113      Schedule of Assumed Executory Contracts and Unexpired Leases.  The schedule of executory contracts and unexpired leases to be assumed by the Reorganized Debtor containing the Cure Amounts proposed by the Debtor to be paid in connection with the assumption of each such executory contract or unexpired lease.  The schedule shall be approved by the Buyer and filed by the Debtor at least five (5) days prior to the Disclosure Hearing.

1.114      Schedules.  The schedules of assets and liabilities, the list of holders of interests, and the statements of financial affairs filed by the Debtor in the Chapter 11 Case under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists, and statements may have been or may be supplemented or amended from time to time.

1.115      SEC.   The United States Securities and Exchange Commission.

1.116      Secured Claim.  A Claim for which a Creditor asserts a valid, perfected, and enforceable Lien, not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, or a Claim for which a Creditor asserts a setoff under Bankruptcy Code section 553, but only to the extent of the value, determined in accordance with Bankruptcy Code section 506(a), of the Creditor’s interest in the Debtor’s interest in Estate Property or to the extent of the amount subject to such setoff, as the case may be, unless a timely election has been made under 11 U.S.C. § 1111(b)(2).

1.117      Secured Tax Claim.  A Secured Claim for taxes held by a governmental unit, including cities, counties, school districts, and hospital districts, (a) entitled by statute to assess taxes based on the value or use of real and personal property and to obtain an encumbrance against such property to secure payment of such taxes or (b) entitled to obtain an encumbrance on property to secure payment of any tax Claim specified in 11 U.S.C. § 507(a)(8).  Secured Tax Claims shall not include any such Claims secured by Liens that are avoidable, unperfected, subject to subordination, or otherwise unenforceable.

1.118      Secured Tax Claim Schedule.  The schedule of Secured Tax Claims to be filed pursuant to Section 3.2.2 of the Plan, as may be amended or modified from time to time prior to the Disclosure Hearing, which schedule will be filed as a Plan Document.

1.119      Securities Act.  The Securities Act of 1933, as amended, and its applicable regulations.

1.120      Stock Purchase Agreement.  The Stock Purchase and Reorganization Agreement, dated as of January 21, 2007, as may be amended or modified from time to time, between Mesaba Aviation, Inc. and Northwest Airlines, Inc., or its assignee.

1.121      Trust.  The trust established pursuant to the Plan and the Trust Agreement.

1.122      Trust Agreement.  The Trust Agreement which shall be substantially in the form of Appendix A attached hereto.

1.123      Trust Assets.  All Estate Cash, all property comprising the Excluded Assets (as defined in the Stock Purchase Agreement), and all proceeds of the foregoing (including, without limitation, “proceeds” as defined in the Uniform Commercial Code).

1.124      Trust Cash.  All Cash received and held by the Trust, including Cash Collateral and Cash held in the Trust Reserves.

1.125      Trust Cost.  Any reasonable cost and expense of the Liquidating Trustee of administering the Trust (including making distributions of holders of Claims and Beneficial Interests), paying taxes on behalf of the Trust, and paying professional fees and expenses incurred by the Liquidating Trustee in connection with the administration of the Trust.

1.126      Trust Operating Reserve.  The reserve of Trust Cash to be established under the Trust Agreement for the payment of Trust Costs.

1.127      Trust Reserve.  Any reserve established and maintained by the Liquidating Trustee under the Trust Agreement.

1.128      Unclassified Claims.  Those claims enumerated in Section 2.1 of the Plan.

1.129      Unsecured Claim.  A Claim that is not a Secured Claim.  The term specifically includes any tort Claims or contractual Claims or Claims arising from damage or harm to the environment and, pursuant to 11 U.S.C. § 506(a), any Unsecured Deficiency Claim, and any Rejection Damage Claim.

1.130      Unsecured Deficiency Claims.  Any portion of a Claim (a) to the extent the value of the holder’s interest in the Estate Property securing such Claim is less than the amount of such Claim or (b) to the extent the amount of a Claim subject to setoff is less than the amount of the Claim, each as determined by the Bankruptcy Court under 11 U.S.C. § 506(a).

1.131      Unsecured Interest Rate.  The applicable federal judgment rate or rates provided by section 1961(a) of title 28 of the United States Code as determined pursuant to the Trust Agreement.

1.132      Voting Record Date.  The date that the Bankruptcy Court enters an order on the docket of the Chapter 11 Case approving the Disclosure Statement.

SECTION 2

TREATMENT OF UNCLASSIFIED CLAIMS

2.1          Unclassified Claims.  As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Preserved Ordinary Course Administrative Claims, Priority Unsecured Tax Claims, Cure Claims and Reclamation Claims against the Debtor are not classified for purposes of voting on, or receiving Distributions under, the Plan. Holders of such Claims are not entitled to vote on the Plan. All such Claims are instead treated separately in accordance with Section 2 of the Plan and in accordance with the requirements set forth in Section 1129(a)(9)(A) of the Bankruptcy Code.

2.2          Administrative Claim Bar Date.  All requests for payment of Administrative Claims (except for Professional Fees, Cure Claims, Preserved Ordinary Course Administrative Claims, the EIP, and  the Claim Replacement Bonus) must be filed by the Administrative Claim Bar Date and served on the Debtor, the Buyer, the Committee, the Liquidating Trustee and MAIR, or the holders thereof shall be forever barred from asserting such Administrative Claims and shall not be entitled to any Distributions under the Plan.

2.3          Professional Fee Bar Date.  All requests for payment of Professional Fees arising on or before the conclusion of the Closing, or incurred thereafter but related to the Closing, shall be filed with the Bankruptcy Court and served on the Debtor, the Buyer, the United States Trustee, the Liquidating Trustee, MAIR and the Committee within 30 days following the Effective Date.  Any Professional Fees for which an application or request for payment is not filed within that time period shall be deemed discharged and forever barred, and shall not be entitled to any Distribution under the Plan.

2.4          Payment of Administrative Claims and Professional Fees.  Allowed Administrative Claims that are Closing Items shall be paid by the Reorganized Debtor from the Administrative Expense Reserve within ten (10) days after the Allowance Date to the extent the Allowed Administrative Claim that is a Closing Item does not exceed the amount reserved in the Administrative Expense Reserve for that particular Closing Item Category and any excess shall be paid by the Liquidating Trustee from Trust Cash.  Allowed Administrative Claims that are neither Closing Items (except as to any excess provided for in the preceding sentence) nor Preserved Ordinary Course Administrative Claims shall be paid by the Liquidating Trustee from Trust Cash.  Allowed Professional Fees, shall be paid within ten (10) days after the Allowance Date:  (i) first from the balance of any retainers, if any, held by Professionals until fully exhausted, (ii) then from the Administrative Expense Reserve to the extent the Allowed Professional Fee does not exceed the amount reserved in the Administrative Expense Reserve for the particular Closing Item Category related to the Allowed Professional Fees and (iii) finally, from Trust Cash to the extent any remainder of the Allowed Professional Fees exceeds the amount reserved in the Administrative Expense Reserve for that Closing Item Category.  To the extent a Professional holds a retainer balance after satisfaction of its Allowed Professional Fee, such Professional  shall promptly deliver the retainer balance to the Reorganized Debtor.

2.5          Preserved Ordinary Course Administrative Claims.  Each Allowed Preserved Ordinary Course Administrative Claim shall be paid by the Reorganized Debtor in accordance with either: (a) the terms and conditions under which such Claim arose or (b) in the ordinary course of Reorganized Debtor’s business. Such payments are to be made by the Reorganized Debtor without further action by the holder of such Claim.  The Liquidating Trust will not be liable for any Preserved Ordinary Course Administrative Claims.

2.6          Payment of Allowed Priority Unsecured Tax Claims.  Any Allowed Priority Unsecured Tax Claim set forth on the Priority Unsecured Tax Claim Schedule shall be paid in full by the Trust from the Priority/Secured Claim Reserve within ten (10) days from the Allowance Date in accordance with the Trust Agreement.

2.7          Reclamation Claims.  All requests for payment of a Reclamation Claim must be filed by the Administrative Claim Bar Date and served on the Debtor, the Committee, the Liquidating Trustee and MAIR, or the holder thereof shall be forever barred from asserting any Reclamation Claims and shall not be entitled to any Distribution under the Plan on account of such claims.  All Allowed Reclamation Claims shall be paid by the Trust from Trust Cash within ten (10) days after the Allowance Date.

2.8          Claims of DIP Lender.  On or prior to the Effective Date, all the Debtor’s outstanding obligations to the DIP Lender pursuant to the DIP Financing Order shall be fully and finally satisfied in accordance with their terms using the Debtor’s Cash.  On the full payment of such obligations, the Liens securing the DIP Facility shall be released and extinguished.

2.9          U.S. Trustee Fees.  All fees owing to the United States Trustee pursuant to 28 U.S.C. § 1930 shall be paid by the Debtor as such fees may become due up to and including the Closing Date.  Thereafter, the Trust shall pay as a Trust Cost all fees owed under 28 U.S.C. § 1930 by reason of the Trust’s disbursements until the Chapter 11 Case is closed.

2.10        Claim Replacement Bonus.  The Claim Replacement Bonus shall be paid from the Administrative Expense Reserve as an Administrative Claim.  To the extent there are insufficient funds in the Administrative Expense Reserve to pay the Claim Replacement Bonus, such Bonus shall be paid by the Liquidating Trustee from Trust Cash.

2.11        EIP.  The amounts due under the EIP shall be paid from the Administrative Expense Reserve; provided, however, to the extent the Administrative Expense Reserve is insufficient to fully satisfy the EIP, the remaining balance of the EIP (the “EIP Balance”) shall be paid by the Liquidating Trustee from Trust Cash according to the following schedule:

(i)                                     20% of the total EIP Balance upon the Distribution of Trust Assets to holders of Class 4 General Unsecured Claims satisfying 25% of each Class 4 General Unsecured Claim, whether through a single Distribution or several Distributions;

(ii)                                  25% of the total EIP Balance upon the Distribution of Trust Assets to holders of Class 4 General Unsecured Claims satisfying 50% of each Class 4 General Unsecured Claim, whether through a single Distribution or several Distributions;

(iii)                               30% of the total EIP Balance upon the Distribution of Trust Assets to holders of Class 4 General

Unsecured Claims satisfying 75% of each Class 4 General Unsecured Claim, whether through a single Distribution or several Distributions; and

(iv)                              The remainder of the total EIP Balance upon the Distribution of Trust Assets to holders of Class 4 General Unsecured Claims satisfying in full all Class 4 General Unsecured Claims, including applicable interest.

SECTION 3

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1          Summary of Classification.  In accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims of Creditors and holders of Equity Interests (except those Claims receiving treatment as set forth in Section 2) are placed in the Classes described below for all purposes, including voting on, confirmation of, and distribution under, the Plan:

Class 1	Priority Claims	Unimpaired, deemed to accept
Class 2	Secured Tax Claims	Unimpaired, deemed to accept
Class 3	Miscellaneous Secured Claims	Unimpaired, deemed to accept
Class 4	General Unsecured Claims	Impaired, entitled to vote
Class 5	Equity Interest	Impaired, entitled to vote

3.2          Specific Classification.

3.2.2       Class 1 – Priority Claims.  Class 1 consists of all Priority Claims.

3.2.3       Class 2 – Secured Tax Claims.  Class 2 consists of all Secured Tax Claims set forth on the Secured Tax Claim Schedule.  Each holder of a Secured Tax Claim is considered to be in its own separate subclass within Class 2, and each such subclass is deemed to be a separate Class for purposes of the Plan.

3.2.4       Class 3 – Miscellaneous Secured Claims.  Class 3 consists of all Miscellaneous Secured Claims set forth on the Miscellaneous Secured Claim Schedule.  Each holder of a Miscellaneous Secured Claim is considered to be in its own separate subclass within Class 3 and each such subclass is deemed to be a separate Class for purposes of the Plan.

3.2.5       Class 4 – General Unsecured Claims.  Class 4 consists of all General Unsecured Claims.

3.2.6       Class 5 – Equity Interests and Equity Related Claims.  Class 5 consists of all Equity Interests, including Equity Interests held by MAIR.

SECTION 4

TREATMENT OF CLAIMS AND EQUITY INTERESTS; IMPAIRMENT

4.1                               Class 1 – Priority Claims.

4.1.1                     Impairment and Voting.  Class 1 is unimpaired by the Plan; consequently, all holders of Allowed Claims in Class 1 are deemed to accept the Plan and are not entitled to vote on the Plan.

4.1.2                     Treatment.  Each holder of an Allowed Priority Claim shall be paid by the Trust from the Priority/Secured Claim Reserve within ten (10) days after the Allowance Date.

4.2                               Class 2 – Secured Tax Claims.

4.2.1                     Impairment and Voting.  Class 2 is unimpaired by the Plan; consequently, all holders of Allowed Claims in Class 2 are deemed to accept the Plan and are not entitled to vote on the Plan.

4.2.2                     Determination of Allowed Secured Tax Claim.  If there is more than one Allowed Secured Tax Claim, each Allowed Secured Tax Claim shall be classified in a separate subclass.  The Liquidating Trustee may seek a determination regarding the allowability of any Secured Tax Claim, if any, pursuant to the Bankruptcy Code, the Bankruptcy Rules and other applicable law.  The Liquidating Trustee, at its sole option, may initiate litigation seeking a determination of the amount, extent, validity and priority of any Liens securing any Secured Tax Claim and the extent to which any Cash Collateral or other Trust Asset is subject to any such Lien.

4.2.3                     Treatment.  Each Allowed Secured Tax Claim shall be satisfied in full by the payment, in Cash or in kind, from the Trust Assets within ten (10) days after the Allowance Date.  Upon such payment, any and all Liens securing such Allowed Secured Tax Claim shall be fully satisfied, released and discharged.

4.2.4                     Sale of Collateral.  The Liquidating Trustee may sell for Cash any Trust Asset serving as collateral for the Allowed Secured Tax Claim.  Any sale proceeds remaining after full satisfaction of the Allowed Secured Tax Claim shall remain a Trust Asset and shall be free and clear of all interests, Liens, claims, and encumbrances previously asserted by holder of the Allowed Secured Tax Claim.

4.2.5                     Other Agreements.  Notwithstanding subsections 4.2.3 and 4.2.4 of the Plan, an Allowed Secured Tax Claim may be satisfied by an agreement between the holder of such Claim and the Liquidating Trustee.  The treatment set forth in any such agreement will supersede the provisions of subsection 4.2.3, except that payment of such Claim must be made from Trust Assets.

4.2.6                     Retention of Lien.  Except as otherwise provided herein, each holder of an Allowed Secured Tax Claim shall retain the Liens on Estate Property constituting an Excluded Asset securing such Allowed Secured Tax Claim until such Allowed Secured Tax Claim is satisfied in accordance with the Plan or until such earlier date agreed to by the holder of the Allowed Secured Tax Claim and the Liquidating Trustee.  With respect to any Liens on Estate Property not constituting an Excluded Asset securing an Allowed Secured Tax Claim, such Liens shall be deemed released on the Effective Date, and the holder of such Allowed Secured Tax Claim shall receive a replacement Lien on the Trust Cash in an amount equal to the value of the released Lien, as determined in accordance with Section 506(a) of the Bankruptcy Code.  Upon satisfaction of an Allowed Secured Tax Claim, whether in Cash or in kind, such Liens shall be deemed automatically released, and any Trust Asset formerly securing such Allowed Secured Tax Claim shall be free and clear of all interests, Liens, claims and encumbrances securing the Allowed Secured Tax Claim.

4.2.7                     Deficiency Claim.  If the holder of an Allowed Secured Tax Claim has an Unsecured Deficiency Claim, the Unsecured Deficiency Claim shall be treated under the Plan as a Class 4 General Unsecured Claim or Priority Unsecured Tax Claim, as determined by the Bankruptcy Court.

4.3                               Class 3 – Miscellaneous Secured Claims.

4.3.1                     Impairment and Voting.  Class 3 is unimpaired by the Plan, and all holders of Allowed Miscellaneous Secured Claims are deemed to accept the Plan and are not entitled to vote on the Plan.

4.3.2                     Determination of Allowed Miscellaneous Secured Claim.  If there is more than one Allowed Miscellaneous Secured Claim, each Allowed Miscellaneous Secured Claim shall be classified in a separate subclass.  The Liquidating Trustee may seek a determination of the allowability of any Miscellaneous Secured Claim, if any, pursuant to the Bankruptcy Code, the Bankruptcy Rules and other applicable law.  The Liquidating Trustee, at its sole option, may initiate litigation to seek a determination of the Allowed Miscellaneous Secured Claim of a Class 3 Creditor, if any, and to determine the amount, extent, validity and priority of any Liens securing any Allowed Miscellaneous Secured Claim.

4.3.3                     Treatment.  Each Allowed Miscellaneous Secured Claim shall be satisfied by the transfer to the holder of such Allowed Miscellaneous Secured Claim of any Trust Asset that solely constitutes the Cash Collateral of such holder within ten (10) days after the Allowance Date.  Any Cash Collateral remaining after full satisfaction of such Allowed Miscellaneous Secured Claim shall remain a Trust Asset free and clear of all Liens, claims, interests and encumbrances previously asserted by the holder of the Allowed Miscellaneous Secured Claim; provided, however, any such Cash Collateral arising from or related to a security deposit posted by the Debtor shall be transferred to the Reorganized Debtor free and clear of all such Liens, claims, interests and encumbrances.  To the extent such Cash Collateral is insufficient to fully satisfy the Allowed Miscellaneous Secured Claim, the remaining portion of that Claim after application of the Cash Collateral shall be satisfied in full at the election of the Liquidating Trustee by:  (i) the sale of any other Collateral securing the Allowed Miscellaneous Secured Claim under Section 4.3.4 of the Plan, (ii) the transfer of that Collateral to the holder of the Allowed Miscellaneous Secured Claim under Section 4.3.5 of the Plan, or (iii) an agreement reached between the holder of the Allowed Miscellaneous Secured Claim and the Liquidating Trustee under Section 4.3.6 of the Plan.

4.3.4                     Sale of Collateral.  The Liquidating Trustee may sell for Cash any Trust Asset serving as collateral for any Allowed Miscellaneous Secured Claim.  Any sale proceeds generated by the sale of Trust Assets serving as collateral for the Allowed Miscellaneous Secured Claim (net of reasonable liquidating costs, which shall be a surcharge against such collateral pursuant to Section 506(c) of the Bankruptcy Code) shall be paid by the Liquidating Trustee to the holder of such Claim in satisfaction of that Claim.  Any net sale proceeds remaining after satisfaction of the Allowed Miscellaneous Secured Claim shall remain a Trust Asset and shall be free and clear of all interests, Liens, claims and encumbrances previously asserted by the holder of the Allowed Miscellaneous Secured Claim.

4.3.5                     Transfer of Collateral.  Except as otherwise provided in this Section 4.3, the Liquidating Trustee may satisfy any Allowed Miscellaneous Secured Claim by transferring and conveying any Trust Asset serving as collateral for such Claim to the holder of the Allowed Miscellaneous Secured Claim to the extent of such Claim.  Any collateral remaining after satisfaction of the Allowed Miscellaneous Secured Claim shall remain a Trust Asset and shall be free and clear of any interests, Liens, claims, and encumbrances previously asserted by the holder of the Allowed Miscellaneous Secured Claim.

4.3.6                     Other Agreements.  Notwithstanding subsections 4.3.4 and 4.3.5, an Allowed Miscellaneous Secured Claim may be satisfied by an agreement between the holder of such Claim and the Liquidating Trustee.  The treatment set forth in any such agreement will supersede the provisions of subsections 4.3.4 and 4.3.5, except that payment of such Claim must be made from Trust Assets.

4.3.7                     Retention of Lien.  Except as otherwise provided herein, each holder of an Allowed Miscellaneous Secured Claim shall retain the Liens on Estate Property constituting an Excluded Asset securing such Allowed Miscellaneous Secured Claim until such Allowed Secured Tax Claim is satisfied in accordance with the Plan or until such earlier date agreed to by the holder of the Allowed Miscellaneous Secured Claim and the Liquidating Trustee.  With respect to any Liens on Estate Property not constituting an Excluded Asset securing an Allowed Miscellaneous Secured Claim, such Liens shall be deemed released on the Effective Date, and the holder of such Allowed Miscellaneous Secured Claim shall receive a replacement Lien on the Trust Assets in an amount equal to the value of the released Lien, as determined in accordance with Section 506(a) of the Bankruptcy Code.  On the payment in full of any Allowed Miscellaneous Secured Claim, such Liens shall be deemed automatically released, and any Trust Asset formerly securing such Allowed Miscellaneous Secured Claim shall be free and clear of all interests, Liens, claims and encumbrances securing the Allowed Miscellaneous Secured Claim.

4.3.8                     Deficiency Claim.  If the holder of a Allowed Miscellaneous Secured Claim has a deficiency claim, the deficiency claim shall be treated under the Plan as a General Unsecured Claim.

4.4                               Class 4 – General Unsecured Claims.

4.4.1                     Impairment and Voting.  Class 4 is impaired by the Plan, and all holders of Allowed General Unsecured Claims are entitled to vote on the Plan, except as otherwise provided by contract.

4.4.2                     Treatment.  Class 4 Allowed General Unsecured Claims shall be treated in accordance with the terms of the Trust Agreement as follows:

(i)                                     Class 4 Beneficial Interests in the Trust shall be allocated to holders of Allowed Claims in Class 4 in accordance with the Trust Agreement;

(ii)                                  Interest shall accrue on the unpaid balance of Allowed Claims in Class 4 at the applicable Unsecured Interest Rate or the applicable Contractual Default Rate in accordance with the Trust Agreement from the later of the Petition Date or, if the Claim is for future damages, the date to which the present value of such Claim is discounted; and

(iii)                               Holders of Allowed Claims in Class 4 shall receive Distributions of Available Cash on account of their Class 4 Beneficial Interest in the Trust in accordance with the Trust Agreement.

4.4.3                     Contractual Default Rate Bar Date.  Any holder of an Allowed General Unsecured Claim seeking to have a Contractual Default Rate applied to such holder’s Claim will have delivered to the Debtor all Contractual Default Rate Documentation on or before the Contractual Default

Rate Bar Date.  Any holder of an Allowed General Unsecured Claim that fails to deliver such Contractual Default Rate Documents to the Debtor on or before the Contractual Default Rate Bar Date will be deemed to have waived any right to receive interest on such holder’s claim at a rate other than the Unsecured Interest Rate applicable to such holder’s Claim.

4.4.4                     Allowance of the NWA Claim.  On the Effective Date, the NWA Claim shall be Allowed as a General Unsecured Claim in the aggregate amount of $7.3 million.  Northwest Airlines, Inc. shall not be entitled to any Claims against the Debtor or its Estate other than the NWA Claim as Allowed in this Section 4.4.5 or Claims arising under the Stock Purchase Agreement.  The Allowed General Unsecured Claim granted to Northwest Airlines, Inc. in this paragraph shall not be subject to reconsideration or other challenge under Bankruptcy Rule 3008, Bankruptcy Code section 502(j), or any other applicable law.

4.4.5                     Abandonment of Avoidance Actions.  Except as otherwise provided in this Plan, on payment in full of all Allowed General Unsecured Claims pursuant to the Plan (including interest at the applicable interest rate), all Avoidance Actions against any holder of an Allowed General Unsecured Claim shall be deemed abandoned and waived.

4.5                               Class 5 – Equity Interest.

4.5.1                     Impairment and Voting.  Class 5 is impaired by the Plan and the holder of the Allowed Class 5 Equity Interest is entitled to vote on the Plan.

4.5.2                     Allowance of Equity Interest.  The Equity Interest held by MAIR shall be an Allowed Class 5 Equity Interest for purposes of treatment under the Plan and the Trust Agreement.

4.5.3                     Treatment.  On the Effective Date, all Equity Interests shall be canceled and extinguished.  Notwithstanding the preceding sentence, the Allowed Class 5 Equity Interest shall be treated in accordance with the terms of the Trust Agreement as follows:

(i)                                     Class 5 Beneficial Interests in the Trust shall be allocated to the holder of the Allowed Class 5 Equity Interest in accordance with the Trust Agreement; and

(ii)                                  The holder of the Allowed Class 5 Equity Interest shall receive Distributions of Available Cash on account of its Class 5 Beneficial Interest in the Trust in accordance with the Trust Agreement.

SECTION 5

IMPLEMENTATION OF THE PLAN

5.1                               Stock Purchase by Buyer.

5.1.1                     Cancellation of Equity Interests.  As of the Effective Date, all Equity Interests shall be cancelled and terminated, except the New Common Stock.  The holders of Equity Interests shall not receive any equity or other interest in the Reorganized Debtor.

5.1.2                     Issuance of New Common Stock.  In exchange for the Buyer payment provided in Section 1.1(b) of the Stock Purchase Agreement, Reorganized Debtor shall, on the Effective Date, issue to Buyer the New Common Stock free and clear of all Liens, Claims, and other Interests.

5.1.3                     Certificate of Incorporation and By-Laws.  As of the Effective Date and without any further action by the stockholders or directors of Debtor or Reorganized Debtor, Debtor’s Articles of Incorporation and By-Laws shall be amended and restated, in form and substance acceptable to Buyer, to provide for, among other things, the authorization of all acts necessary to implement this Plan including, without limitation, the issuance of the New Common Stock.  The officers of the Reorganized Debtor are authorized to file such Articles of Incorporation and By-Laws with the appropriate authorities without shareholder approval or any other action.  After the Effective Date, Reorganized Debtor may amend and restate its Certificate of Incorporation and By-Laws as permitted by applicable law.

5.1.4                     Debtor’s Board of Directors.  The existing members of the Board of Directors of the Debtor immediately prior to the Effective Date shall be deemed terminated without cause as of the Effective Date.  Any claim or cause of action arising from the dismissal of any members of the Board of Directors shall be deemed waived in consideration for the release and exculpation provided in Sections 10.4 and 10.5 of this Plan.

5.1.5                     The Forward Contract.  On the Effective Date, any sum held in escrow established under the Forward Contract or funds received in settlement of the Forward Contract shall be disbursed to the Liquidating Trust to be held as Trust Cash.

5.2                               Selection of the Liquidating Trustee. The Committee and MAIR may each nominate a candidate or candidates to serve as Liquidating Trustee under the Trust.  The Committee and MAIR shall file with the Bankruptcy Court and serve on the Debtor, the United States Trustee, the Committee, and MAIR, not later than ten (10) days prior to the Confirmation Hearing, a disclosure identifying the candidate for Liquidating Trustee and setting forth the terms of the fee arrangement.  To the extent the Committee and MAIR cannot agree on the appointment of a nominee as the Liquidating Trustee, each party may file a disclosure identifying its candidate for Liquidating Trustee and describing the terms of the fee arrangement, and the Bankruptcy Court shall appoint the Liquidating Trustee at the Confirmation Hearing.  The candidate to serve as Liquidating Trustee shall be approved at the Confirmation Hearing, and, upon execution of the Trust Agreement at Closing, shall thereafter undertake the required duties under the Trust Agreement.

5.3                               Termination of Committee.  The appointment and operation of the Committee shall terminate on the Effective Date.  Any dissolution or termination of the appointment and operations of the Committee shall not prejudice the rights of any agents of the Committee (including their Professionals and Committee members) to pursue their separate claims for compensation and reimbursement of expenses, including Professional Fees under the provisions of Sections 328, 330, 331 and/or 503(b)(3)(F) of the Bankruptcy Code.

5.4                               The Closing.  A Closing of the transactions required under the Plan shall take place on the Closing Date at the location identified in Section 1.2 of the Stock Purchase Agreement, or at such other place as identified by the Debtor and Buyer pursuant to notice provided to those parties specified in Section 15.4 of the Plan.

5.5                               Transactions at Closing.  The following shall occur at or before the Closing, and shall be effective as of the Closing Date:

5.5.1                     Closingof the Stock Purchase Agreement.  The Debtor and all other parties to the Stock Purchase Agreement shall consummate all transactions required to occur at the closing under the Stock Purchase Agreement.

5.5.2                     Execution and Ratification of the Trust Agreement.  The Trust Agreement shall be executed by all necessary parties thereto.  Each holder of a Claim shall be deemed to have ratified and become bound by the terms of the TrustAgreement.

5.5.3                     Transfer of Trust Assets.  After creation of the Administrative Expense Reserve, all property of the Debtor constituting the Trust Assets shall be conveyed and transferred by the Debtor to the Trust, free and clear of all interests, claims, Liens, and encumbrances, except as provided in Sections 4.2, 4.3 and 15.3 of the Plan.

5.5.4                     Execution of Documents.  On or before the Effective Date, the Debtor shall execute and deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan.  After the Effective Date, the Liquidating Trustee is authorized to execute any documents or instruments after the Confirmation Date or at Closing in order to consummate the Plan.

5.5.5                     Surrender of Instruments.  Each Claimant and/or Equity Interest Holder, holding a certificate or instrument evidencing a Claim against, or Interest in, the Debtor or the Property and whose Claims or Equity Interests are treated under the Plan, shall surrender such certificate or instrument to the Trust, prior to receiving any Distribution under the Plan, unless the non-availability of such certificate or instrument is established to the satisfaction of the Trust.

5.5.6                     Establishment of Administrative Expense Reserve.  At the Closing, the Debtor shall provide a good faith estimate of the aggregate amount of all unpaid Closing Items (the “Closing Item Estimate”) and shall establish the Administrative Expense Reserve as a segregated interest bearing account for the benefit of the Reorganized Debtor.  The Administrative Expense Reserve shall be initially funded in the amount of the Closing Item Estimate, but not to exceed the total amount of Closing Items.  The amount of the Administrative Expense Reserve shall be funded (a) from Debtor’s Cash and (b), to the extent Debtor’s Cash is insufficient, by the Buyer; provided, however, that the maximum amount to be funded by Buyer shall be $10 million (the “Maximum Buyer Funding”).  If the Closing Item Estimate is inadequate to pay the Closing Items pursuant to Section 2.4 of the Plan, the Reorganized Debtor shall fund the Administrative Expense Reserve with Debtor’s Cash, to the extent the Debtor’s Cash as of the Closing exceeds the Closing Item Estimate and Buyer shall fund any remaining deficiency immediately upon the determination of such deficiency up to the amount of the Maximum Buyer Funding.  The Administrative Expense Reserve shall be distributed by the Reorganized Debtor solely for the satisfaction of the Closing Items.  The Reorganized Debtor shall be the sole signatory on the Administrative Expense Reserve account and the funds on deposit therein shall be held free and clear of all Liens, claims and interests.  Upon satisfaction of all Closing Items, the Reorganized Debtor shall notify the Liquidating Trustee that all Closing Items have been satisfied.  Following the satisfaction of all Closing Items, and upon the Liquidating Trustee’s written consent, which consent shall not be unreasonably withheld or delayed, all funds remaining in the Administrative Expense Reserve shall be released from the Administrative Expense Reserve and revert to the Reorganized Debtor.

5.5.7                     Amendment of Debtor’s Governance Documents.  The Debtor’s articles of incorporation and bylaws (or analogous governance documents) shall be amended and all necessary action shall be taken to:

(i)                                     prohibit the issuance of nonvoting equity securities, and providing, as to the class(es) of securities possessing voting power, an appropriate distribution of such power among such class(es), including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends and

(ii)                                  provide for such provisions, terms, and conditions necessary to comply, conform with, and implement the terms, conditions, and requirements of the Plan.

5.6                               Section 1145 Determination.  Confirmation of the Plan shall constitute a determination, in accordance with section 1145 of the Bankruptcy Code, that except with respect to an entity that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, Section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer, sale, or issuance under the Plan of the New Common Stock, the Trust Assets, or the Beneficial Interests in exchange for Claims against, the Debtor.  Nonetheless, if the Liquidating Trustee determines that registration and reporting under the Securities Exchange Act of 1934 is required, the Liquidating Trustee will take steps to comply with those requirements.

5.7                               Settlement and Compromise.  Pursuant to Section 1123(b)(3) of the Bankruptcy Code, the Plan incorporates the following compromises and settlements, and (to the extent necessary) constitutes a motion under Bankruptcy Rule 9019 to approve such compromises and settlements:

5.7.1                     The Debtor and Northwest Airlines, Inc.  All claims and disputes between Northwest Airlines, Inc. and the Debtor (including the NWA Claim and the claims and causes of action asserted by the Debtor in the NWA Bankruptcy Case) shall be resolved pursuant to the terms and conditions of the Stock Purchase Agreement, which is incorporated herein by reference as if fully set forth herein and any closing documents delivered pursuant thereto.

5.7.2                     The Debtor and MAIR.  Subject to the limitations set forth in Section 10.4(i) below, the Litigation Claims are compromised and settled as set forth in the Plan.

SECTION 6

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1                               Executory Contracts.  On the Effective Date, all executory contracts set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be deemed assumed by Reorganized Debtor, in accordance with the Stock Purchase Agreement.

6.2                               Unexpired Leases.  On the Effective Date, all unexpired leases set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be deemed assumed by Reorganized Debtor, in accordance with the Stock Purchase Agreement.

6.3                               Deemed Rejection.  All executory contracts and unexpired leases not specified on the Schedule of Assumed Executory Contracts and Unexpired Leases are deemed rejected as of the Effective Date, in accordance with the Stock Purchase Agreement.

6.4                               Approval of Assumption or Rejection.  Entry of the Confirmation Order shall constitute:  (i) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan or otherwise during the Chapter 11 Case; and (ii) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan or otherwise during the Chapter 11 Case.  Notwithstanding anything contained herein to the contrary, and subject to the provisions of the Stock Purchase Agreement, the Debtor shall have the right to add or delete any executory contract or unexpired lease to or from the contract schedules filed with the Bankruptcy Court pursuant to Sections 6.1 and 6.2 of the Plan on or before the Confirmation Date.

6.5                               Payments Related to the Assumption of Executory Contracts and Unexpired Leases; Cure Claim Procedures. To the extent a counter-party to an executory contract or unexpired lease disputes the Cure Amount identified in the Schedule of Assumed Executory Contracts and Unexpired Leases with respect to its executory contract or unexpired lease, such counter-party must file a Proof of Cure Claim in the Bankruptcy Case on or before the Cure Claim Bar Date and shall serve such Proof of Cure Claim on the Debtor, the Committee, MAIR, and the Buyer.  To the extent a Proof of Cure Claim is not filed by the Cure Claim Bar Date, the Cure Amount specified on the Schedule of Assumed Executory Contracts and Unexpired Leases shall be deemed Allowed for all purposes and any other amounts in excess of such amount shall be deemed waived and forever barred.

6.5.1                     Examination and Objection to Cure Claims; Assumption/Revocation.  The Debtor, the Liquidating Trustee, the Committee, the Buyer, and MAIR shall have the right to examine any Cure Claim filed by any party, and shall have the right to object to and contest the allowance of any such Cure Claim.  Any objection to a Cure Claim must be filed with the Bankruptcy Court, and a copy served on the party whose Cure Claim is objected to, on or before the Cure Claim Objection Deadline.  To the extent the Bankruptcy Court has not determined by the Effective Date the amount of any Cure Claim that is subject to a pending objection, the executory contract or unexpired lease related to such Cure Claim shall be deemed assumed by the Debtor effective on the Effective Date; provided, however, the Debtor (with the consent of the Buyer) may revoke an assumption of any such executory contract or unexpired lease within ten (10) days after entry of an order by the Bankruptcy Court adjudicating the objection to the Cure Claim related to such executory contract or lease by filing a notice of such revocation with the Bankruptcy Court and serving a copy on the party or parties whose contract is rejected.  Any executory contract or unexpired lease identified in such revocation notice shall be deemed rejected retroactively on the Effective Date.

6.5.2                     Treatment of Cure Claims.  If notice has been given by Buyer as provided in Section 4.10 of the Stock Purchase Agreement, the Reorganized Debtor shall pay, within ten (10) Business Days after the Cure Claim Objection Deadline (but in no event prior to the consummation of the Closing), from the Administrative Expense Reserve all Cure Claims  related to the executory contracts and unexpired leases assumed pursuant to this Plan that are identified in the Schedule of Assumed Executory Contracts and Unexpired Leases and not subject to a timely filed Proof of Cure Claim or objection, but only up to a sum not exceeding $4.5 million.  If notice has not been given as provided in Section 4.10 of the Stock Purchase Agreement or the funds held in the Administrative Expense Reserve are insufficient to satisfy fully all Cure Claims (or any portion thereof), then the remaining balance of the Cure Claims shall be paid by the Liquidating Trustee from Trust Cash.  The Reorganized Debtor or the Liquidating Trustee, as applicable, shall pay from the Administrative Expense Reserve or the Trust Cash, as applicable, all Allowed Cure Claims on the later of the date that is ten (10) Business Days after (a) the Cure Claim Objection Deadline or (b) the date of entry of a Final Order resolving any dispute or approving an agreement among the parties concerning the Cure Claim.

6.5.3                     Non-Admission.  Neither the exclusion nor inclusion of any executory contract or unexpired lease by the Debtor on either Schedule A-1 or A-4 to the Stock Purchase Agreement, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or unexpired lease is in fact an executory contract or that the Debtor has any liability thereunder.

6.5.4                     Waiver, Etc.  Nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, causes of action, or other rights of the Debtor under any executory or non-executory contracts or any unexpired or expired lease, nor shall any provision Plan increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor under any executory or non-executory contract or any unexpired or expired lease.

6.6                               Rejection Damage Claim Bar Date.  Except as otherwise provided in this Section, all Rejection Damage Claims shall be filed with the Bankruptcy Court no later than 30 days after the Effective Date.  Any party whose executory contract or unexpired lease is rejected pursuant to a revocation notice described in Section 6.5 of the Plan may file a Class 4 General Unsecured Claim arising out of such rejection within 30 days after such revocation notice is filed with the Bankruptcy Court.  Any Rejection Damage Claim not filed by the applicable deadline shall be forever barred and shall not be entitled to any Distributions under the Plan.   The Debtor, the Liquidating Trustee, and MAIR shall have the right to object to any Rejection Damage Claim.

6.7                               Indemnification Obligations.  Any obligation of Debtor to indemnify, reimburse, or limit the liability of any Person, including but not limited to any officer or director of Debtor, or any agent, professional, financial advisor, or underwriter of any securities issued by Debtor, relating to any acts or omissions occurring before the Petition Date, whether arising pursuant to charter, by-laws, contract or applicable state law, shall be deemed to be, and shall be treated as, an executory contract and shall be deemed to (i) be rejected, canceled, and discharged pursuant to the Plan as of the Effective Date and (ii) any and all Claims resulting from such obligations are disallowed under Section 502(e) of the Bankruptcy Code.  Notwithstanding any of the foregoing, nothing contained in the Plan impacts, impairs or prejudices the rights of any Person covered by any applicable D&O Policy with respect to such policy or policies.

SECTION 7

PROVISIONS RELATED TO THE RESOLUTION OF CLAIM OBJECTIONS

7.1                               Examination of and Objection to Claims.  From and after the Effective Date, the Liquidating Trustee, members of the Oversight Committee, and MAIR, each on behalf of the Trust, shall have the exclusive right to examine and object to any Claims filed in the Chapter 11 Case, and those parties shall have the right to object to, contest and/or continue to prosecute existing objections to the allowance of any Claims filed with the Bankruptcy Court.

7.2                               Time for Filing Claim Objections.  Objections to Claims must be filed with the Bankruptcy Court and served on the Creditor asserting such Claim before the expiration of 45 days after the Effective Date, otherwise such Claim shall be deemed Allowed in accordance with Section 502 of the Bankruptcy Code, unless an extension of such time period is sought by the Liquidating Trustee, members of the Oversight Committee, or MAIR.  No objection may be filed against any Claim that has been expressly Allowed under the Plan.  Neither members of the Oversight Committee nor MAIR may recover the cost of filing any objection to any Claim from any Trust Asset.

7.3                               Time for Filing Response to Claims Objections.  Within 30 days after service of an objection, the Creditor whose Claim has been objected to in accordance with Section  7.2 of the Plan, must file with the Bankruptcy Court and serve on the objecting party, the Liquidating Trustee, MAIR and the parties identified in Section 15.4 of the Plan, a response to such claim objection.  Failure to file a response within such time period shall cause the Bankruptcy Court to enter a default judgment against the non-responding Creditor and thereby grant the relief requested in the claim objection.  The Liquidating Trustee, members of the Oversight Committee, and MAIR, each on behalf of the Trust, may request the Bankruptcy Court to estimate any Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code.

SECTION 8

CONDITIONS PRECEDENT

8.1                               Conditions To Confirmation.  The following are conditions precedent to confirmation of this Plan:

8.1.1                     The Stock Purchase Agreement has not been terminated;

8.1.2                     The Bankruptcy Court shall have entered  a Final Order approving the Disclosure Statement with respect to this Plan;

8.1.3                     The Confirmation Order has been entered in form and substance reasonably acceptable to the Debtor, the Committee, MAIR, and Buyer; and

8.2                               Conditions To Effectiveness.  The following are conditions precedent to the occurrence of the Effective Date:

8.2.1                     The Confirmation Date has occurred;

8.2.2                     The Confirmation Order is a Final Order, except that the Debtor (with the consent of the Buyer) reserves the right to cause the Effective Date to occur notwithstanding the pendency of an appeal of the Confirmation Order, under circumstances that would moot such appeal;

8.2.3                     No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code has been made, or, if made, remains pending;

8.2.4                     The execution and delivery of all documents necessary to implement the transactions contemplated by this Plan, which are in form and substance reasonably acceptable to the Debtor, Buyer and the Committee, and MAIR;

8.2.5                     The Trust Assets have been transferred and delivered to the Trust;

8.2.6                     All conditions to the closing of the Stock Purchase Agreement are satisfied or waived; and

8.2.7                     The Bankruptcy Court has approved the appointment of the Liquidating Trustee and the members of the Oversight Committee.

8.3                               Waiver Of Conditions.  Subject to the Stock Purchase Agreement, the conditions to Confirmation and the Effective Date may be waived in whole or in part by agreement of the Debtor, MAIR, and the Committee at any time without notice, an order of the Bankruptcy Court, or any further action other than proceeding to Confirmation and consummation of the Plan.

SECTION 9

NON-ALLOWANCE OF PENALTIES AND FINES

Except as expressly provided for in the Plan, no Distribution shall be made under this Plan on account of, and no Allowed Claim shall include, any fine, penalty, or exemplary or punitive damages relating to or arising from any default or breach by the Debtor, and any Claim on account of such fine, penalty, or exemplary or punitive damages shall be deemed to be disallowed, whether or not an objection is filed to such Claim.

SECTION 10

TITLE TO PROPERTY; DISCHARGE; INJUNCTION

10.1                        Revesting of Assets.  Subject to the provisions of this Plan, including, but not limited to, the obligation of the Debtor to irrevocably transfer the Trust Assets to the Liquidating Trust for the benefit of holders of Beneficial Interests, all Estate Property shall vest in Reorganized Debtor on the Effective Date. As of the Effective Date, all Estate Property shall be free and clear of all Liens, Claims, and Equity Interests, except for any Liens related to Cash Collateral securing the Letters of Credit. From and after the Effective Date, Reorganized Debtor may operate its business, and may use, acquire, and dispose of its property free of any restrictions of the Bankruptcy Code.

10.2                        Discharge.  Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims against the Debtor or Estate Property (including the Trust Assets) and termination of all Equity Interests. Except as provided in the Plan or the Confirmation Order, on the Effective Date: (a) the Debtor and Reorganized Debtor shall be discharged from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under Section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b)  all Equity Interests and other rights of Equity Interests in the Debtor shall be terminated, except for the New Common Stock as expressly provided in the Plan.  Except as otherwise provided in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor arising before the Effective Date.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall avoid any judgment against the Debtor at any time obtained (to the extent it relates to a discharged claim), and operates as an injunction against the prosecution of any action against the Debtor, Estate Property, and the Trust Assets (to the extent such action related to a discharged claim).

10.3                        Injunction.  Except as provided in the Plan, the Confirmation Order or separate Final Order regarding the MAIR Claim, as of the Confirmation Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Equity Interest, Equity Related Claim, or other right of an equity security holder that is terminated under the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts, liabilities, or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtor, the Liquidating Trust or Reorganized Debtor (including any officer or director acting as a representative of the Debtor or Reorganized Debtor) to the extent that such action or proceeding arises from any act or omission of such party in connection with, relating to, or arising out of the Chapter 11 Case, the negotiation and execution of the Stock Purchase Agreement, the negotiation and pursuit of Confirmation of the Plan or the consummation of the Plan except for the Debtor’s or Liquidating Trustee’s acts or omissions constituting gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtor, the Liquidating Trust, Reorganized Debtor, or their respective property; (c) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Liquidating Trust, Reorganized Debtor, or their respective property; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability, or obligation due to the Debtor, the Liquidating Trust, Reorganized Debtor, or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

10.4                        Releases.  On the Effective Date, the Debtor (on behalf of itself and the Estate) shall be deemed to have released:  (i) MAIR and its officers, directors, employees, and professionals from any and all claims, causes of action, and other liabilities of whatever kind or nature arising before the Effective Date, including the Litigation Claims, provided that such release shall not affect or impair any right of setoff or defense as to the amount of the MAIR Claim and, (ii) the Debtor’s current and prior directors and officers from any claims or causes of action the Debtor may have against such parties, unless such claims or causes of action arise out of acts or omissions by such parties constituting willful misconduct or gross negligence.  Within three (3) Business Days following the Effective Date, the parties to Adversary Proceeding no. 06-03431 shall submit to the Bankruptcy Court an order dismissing with prejudice  Adversary Proceeding no. 06-03431.

10.5                        Exculpation.  None of Debtor, Reorganized Debtor, the Committee, MAIR, Buyer or any of their respective members, officers, directors, employees or professionals have or may incur any liability to any holder of a Claim or Equity Interest, including the holder of any Equity Related Claim, or any other Person or party in interest, or any of their respective members or former members, agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Case, the negotiation and execution of the Stock Purchase Agreement, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan (the “Chapter 11 Activities”) except for, in the case of the Debtor and the Liquidating Trust, their acts or omissions constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction, and in all respects are entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities in connection with the Chapter 11 Activities.  No holder of a Claim, Equity Interest, Equity Related Claim or any other Person or party in interest, including their respective agents, employees, representatives, financial advisors, attorneys or affiliates, have any right of action against the Debtor, the Liquidating Trust, the Liquidating Trustee, the Oversight Committee, the Committee, MAIR, Buyer or Reorganized Debtor or any of their respective officers, directors, employees or professionals for any act or omission in connection with the Chapter 11 Activities, except for, in the case of the Debtor and the Liquidating Trust, their acts or omissions constituting willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.  Nothing in this section or the Plan shall impair, affect or constitute a waiver, release or exculpation of any claims or controversies related to or arising out of that civil action styled MAIR Holdings, Inc. and Big Sky Transportation Co. d/b/a Big Sky Airlines v. Airline Pilots Association, Intl. No. 4:06-CV-04108 pending in the United States District Court for the Southern District of Texas, Houston Division.

10.6                        Preservation Of Insurance.  The Debtor’s discharge and release from Claims as provided in the Plan, except as necessary to be consistent with this Plan, do not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtor or any other Person.

SECTION 11

EVENTS OF DEFAULT

11.1                        Events of Default.  An event of default shall have occurred if the Debtor, the Liquidating Trustee or any other Person takes any action, fails to take any action, or fails to refrain from taking an action prevented, required, or otherwise set forth in the Plan or the Trust Agreement.

11.2                        Remedies of Default.  Subject to Bankruptcy Code section 1112, should an event of default occur by the Debtor, Liquidating Trustee or any other Person, at least one other party-in-interest (including the Debtor) must provide written notice of the default to the defaulting party and serve copies of the notice to all parties identified in Section 15.4 of the Plan.  If the default is not cured within ten (10) days after service of the notice of default, the notifying party may present an ex parte order to the Bankruptcy Court setting a date and time when the defaulting party must appear before the Bankruptcy Court and show cause why it should not be held in contempt of the Confirmation Order.  If the defaulting party is found to be in default of the Plan, the Bankruptcy Court shall:

(i)                                     assess the costs of the Liquidating Trustee or other party-in-interest of proceeding on the order to show cause against the defaulting party, such costs to be the greater of the actual amounts incurred or $10,000; and

(ii)                                  designate a person to appear, sign, and/or accept on behalf of the defaulting party the documents required under the Plan in accordance with Federal Rule of Civil Procedure 70, or enter such other order compelling compliance with the Plan that may be necessary and that does not materially alter the terms of the Plan as confirmed.

SECTION 12

RETENTION OF JURISDICTION

12.1                        Jurisdiction.  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court retains such jurisdiction over the Chapter 11 Case after the Effective Date as is legally permissible including, without limitation, jurisdiction to:

12.1.1              Allow, disallow, determine, liquidate, classify, estimate, reconsider, value, compromise, settle, adjust, or establish the amount, priority, validity, or secured or unsecured status of any Claim, including the resolution of any request for payment of any Unclassified Claim and the resolution of any and all objections to the allowance or priority of Claims;

12.1.2              Grant or deny any applications for allowance of compensation or reimbursement of expenses arising out of or related to the Chapter 11 Case or any Claim or Equity Interest authorized under the Bankruptcy Code or the Plan;

12.1.3              Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtor is a party and to hear, determine and, if necessary, liquidate, any Claims arising from, or cure amounts related to, such assumption or rejection.

12.1.4              Ensure that Distributions to holders of Allowed Claims and Equity Interests are accomplished in accordance with the Plan;

12.1.5              Decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and grant or deny any applications or motions involving the Debtor that may be pending on the Effective Date;

12.1.6              Enter such orders as may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Disclosure Statement, except as otherwise provided in the Plan;

12.1.7              Resolve any Case, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any Person’s obligations incurred in connection with the Plan;

12.1.8              Modify the Plan before or after the Effective Date under Section 1127 of the Bankruptcy Code or modify the Disclosure Statement or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan or the Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code, and determine matters concerning federal, state, and local taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code or other applicable law;

12.1.9              Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, except as otherwise provided in the Plan;

12.1.10       Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12.1.11       Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Liquidating Trust Agreement or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement, the Confirmation Order or the Liquidating Trust Agreement except as otherwise provided in the Plan;

12.1.12       Enter an order closing the Chapter 11 Case which provides for retention of jurisdiction for the Bankruptcy Court for purposes of Section 10.5;

12.1.13       Adjudicate any Avoidance Actions (including those to be initiated and prosecuted by the Liquidating Trust as the Estate’s representative under Section 1123(b)(3)(B) of the Bankruptcy Code), and any other cause of action or claims of the Debtor;

12.1.14       Resolve any disputes between the Liquidating Trustee and the Oversight Committee or the Liquidating Trustee and any holder of a Beneficial Interest; and

12.1.15       Approve settlements of any Avoidance Actions.

SECTION 13

AMENDMENT AND WITHDRAWAL OF PLAN

13.1                        Amendment of the Plan.  Subject to the provisions of the Stock Purchase Agreement, at any time before the Confirmation Date, the Debtor may alter, amend, or modify the Plan pursuant to Section 1127(a) of the Bankruptcy Code provided that such alteration, amendment, or modification does not materially and adversely affect the treatment and rights of the holders of General Unsecured Claims under this Plan. After the Confirmation Date and before substantial consummation of the Plan as defined in Section 1101(2) of the Bankruptcy Code, the Debtor may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or applicable order of the Bankruptcy Court.

13.2                        Revocation or Withdrawal of the Plan.  Subject to the provisions of the Stock Purchase Agreement, the Debtor reserves the right to revoke or withdraw this Plan at any time before the Confirmation Date. If the Plan is withdrawn or revoked, then the Plan shall be deemed null and void and nothing contained in the Plan shall be deemed a waiver of any Claims by or against the Debtor or any other Person in any further proceedings involving the Debtor or an admission of any sort, and this Plan and any transaction contemplated by this Plan shall not be admitted into evidence in any proceeding.

SECTION 14

ACCEPTANCE OR REJECTION OF THE PLAN

14.1                        Impaired Classes to Vote.  Except as provided by agreement, each holder of a Claim or Equity Interest in an impaired Class shall be entitled to vote separately to accept or reject this Plan unless suchholder is deemed to accept or reject this Plan.

14.2                        Acceptance by Class of Creditors and Holders of Interests.  An impaired Class of holders of Claims shall have accepted this Plan if this Plan is accepted by at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have voted to accept or reject this Plan.  An impaired Class of holders of Equity Interests shall have accepted this Plan if this Plan is accepted by at least two-thirds in amount of the Allowed Equity Interests of such Class that have voted to accept or reject this Plan. A Class of holders of Claims shall be deemed to accept this Plan in the event that no holder of a Claim within that Class submits a Ballot by the Ballot Date.

14.3                        Cramdown.  If any impaired Class of Claims or Equity Interests entitled to vote shall not accept this Plan by the requisite statutory majorities provided in Section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to request that the Bankruptcy Court confirm this Plan under Section 1129(b) of the Bankruptcy Code.  With respect to impaired Classes of Claims that are deemed to reject this Plan, the Debtor shall request the Bankruptcy Court to confirm this Plan under Section 1129(b) of the Bankruptcy Code.

SECTION 15

MISCELLANEOUS

15.1                        Binding Effect.  The Plan shall be binding on, and shall inure to the benefit of, the Debtor, Reorganized Debtor, the Liquidating Trust, the Oversight Committee and the holders of all Claims and Equity Interests, including the holders of Equity Related Claims, and their respective successors and assigns.

15.2                        Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations of the Debtor, Reorganized Debtor, the Liquidating Trust, the Oversight Committee and any other Person arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Minnesota, without giving effect to Minnesota’s choice of law provisions.

15.3                        Setoffs.  In addition to credit items which reduce an account payable in the ordinary course of determining an account stated (to the extent approved by Buyer in writing), the Debtor or the Liquidating Trustee may, but are not required to, set off or recoup against any valid, enforceable, and unobjectionable Claim arising before the Petition Date and timely filed in the Chapter 11 Case, in each case to the extent set forth on Schedule A-5 of the Stock Purchase Agreement, in each case, solely to the extent of the amount of such Creditor’s Claim and to the extent approved by Buyer in writing (it being understood and agreed that if any such Creditor’s Claim is determined to be less than the amount set forth with respect thereto on such Schedule A-5, such shortfall shall be deemed property of, and promptly delivered to, the Reorganized Debtor) and the payments or other Distributions to be made under the Plan in respect of such Claim.

15.4                        Notices.  Any notice required or permitted to be provided under the Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery; (c) reputable overnight courier service, freight prepaid; or (d) by fax; addressed as follows:

If to Debtor:	MESABA AVIATION, INC. DBA MESABA AIRLINES ATTENTION: JOHN G. SPANJERS 1000 BLUE GENTIAN ROAD, SUITE 200 EAGAN, MN 55121

With a copy to:	RAVICH MEYER KIRKMAN MCGRATH & NAUMAN, A PROFESSIONAL ASSOCATION ATTENTION: MICHAEL L. MEYER 4545 IDS CENTER, 80 SOUTH EIGHTH STREET MINNEAPOLIS, MN 55402

If to Buyer or Reorganized Debtor:	NORTHWEST AIRLINES, INC. ATTENTION: DAVID DAVIS 2700 LONE OAK PARKWAY EAGAN, MN 55121

With a copy to:	NORTHWEST AIRLINES, INC. ATTENTION: MICHAEL L. MILLER 2700 LONE OAK PARKWAY EAGAN, MN 55121 HUGHES HUBBARD & REED LLP ATTENTION: KENNETH A. LEFKOWITZ ONE BATTERY PARK PLAZA NEW YORK, NY 10004

If to the Committee:

FOLEY & MANSFIELD
ATTENTION: THOMAS L. LALLIER
250 MARQUETTE AVENUE, SUITE 1200
MINNEAPOLIS, MN 55401

SQUIRE SANDERS & DEMPSEY, L.L.P.
ATTENTION: TIM J. ROBINSON
41 SOUTH HIGH STREET, SUITE 1300
COLUMBUS, OH 43215

If to MAIR:	MAIR HOLDINGS INC. ATTENTION: RUTH TIMM 150 SOUTH FIFTH STREET, SUITE 1360 MINNEAPOLIS, MN 55402
With a copy to:	HAYNES AND BOONE, LLP ATTENTION: KENRIC D. KATTNER 1221 MCKINNEY, SUITE 2100 HOUSTON, TX 77010

If to the Liquidating Trustee:

15.5                        Delivery Of Notices.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted in accordance with this Plan, such communication shall be deemed delivered by the next noon at point of arrival occurring on a Business Day following transmission; if sent by overnight courier in accordance with this Plan, such communication shall be deemed delivered within twenty-four hours of deposit with such courier or noon of the first Business Day following such deposit, whichever first occurs; and if sent by U.S. Mail in accordance with this Plan, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service; or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Plan may change its address for the purposes of this Plan by giving notice of such change in accordance with this section.

15.6                        Severability.  If any provision of this Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable, if this Plan is found by the Bankruptcy Court to be invalid, illegal or unenforceable, or if this Plan cannot be Confirmed under Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the Debtor’s request, shall retain the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregone, is valid and enforceable in accordance with its terms.

15.7                        Relationship to Trust Agreement.  The Plan and Trust Agreement shall be interpreted so as to give effect to the terms of each.  However, any conflict between the terms of the Plan and those of the Trust Agreement shall be resolved in favor of the Plan and the Plan shall control the Trust Agreement.

[Signature Page to Follow]

MESABA AVIATION, INC.		RAVICH MEYER KIRKMAN MCGRATH
DBA MESABA AIRLINES		& NAUMAN, A PROFESSIONAL ASSOCIATION

BY:	/s/ John G. Spanjers	BY:	/e Michael L. Meyer (72527)
	John G. Spanjers, President	Will R. Tansey (032356)
and Chief Operating Officer
4545 IDS CENTER 80 SOUTH EIGHTH STREET MINNEAPOLIS, MN 55402 (612) 332-8511 ATTORNEYS FOR DEBTOR

APPENDIX A

LIQUIDATING TRUST AGREEMENT

[see attached]

APPENDIX B

STOCK PURCHASE AND RESTRUCTURING AGREEMENT

[see attached]